Exhibit 10.09

THE DOCUMENTARY TAX
DUE ON THIS
NOTE HAS BEEN PAID
ON THE MORTGAGE
SECURING THIS NOTE


                         PROMISSORY NOTE


                           $165,315.07

                          June 21, 2004

1.  Promise to Pay.  Shells Seafood Restaurants, Inc., a
Delaware corporation, whose address is 16313 North
Dale Mabry Hwy., Suite 100, Tampa, Florida 33618 (the
"Maker"), for value received, promises to pay to the order of Shells Investment Partners, LLC, a Florida limited liability company (the "Lender"), whose addresses is 220 S. Franklin Street, Tampa, Florida
33602 or at such other place as the holder of this Promissory Note designates in writing to Maker, the principal amount of One Hundred Sixty Five Thousand
Three Hundred Fifteen and 7/100 United States Dollars
($165,315.07) (the "Note").

2.	Payments.

Commencing on the first (1st) day of June, 2005, and continuing on the first (1st) day of each calendar month thereafter, through and including June 1, 2007, Maker shall make equal monthly payments of principal in the amount of Six Thousand Eight Hundred Eighty
Eight and 33/100 Dollars ($6,888.13) until the entire principal balance is paid in full. Notwithstanding any contrary provision of this Note, all amounts then outstanding under this Note, if not sooner paid, shall be due and payable in full on June 1, 2007.

3.	Form of Payments.  Payments must be made in such coin
or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. Payments received after 2:00 p.m. will be treated as being received on the next banking day.

4.	Prepayment, Late Fee.  Maker may prepay all or any
portion of this Note without penalty. Partial prepayments will be applied against required installments in the inverse order of their maturities.
Therefore, partial prepayments will not affect the due date of any required installments under this Note until this Note is paid in full. Maker agrees to pay a late fee equal to five percent (5%) of any payment due hereunder that is not paid within fifteen (15) days of the date the payment is due.

5.	Security.      As security for the payment of this
Note, Maker has pledged or deposited with Lender and hereby grants to Lender a second mortgage lien on certain Mortgaged Property as defined in that certain
Mortgage and Security Agreement (the "Mortgage") of even date herewith, to be recorded in the public records of Polk County, Florida. This note is secured, inter alia, by the Mortgage and by any and all collateral presently or hereafter held by Lender from Maker and given or agreed to be given to Lender by Maker, plus any and all collateral presently or hereafter held by Lender or given or agreed to be given by any third party or parties for the benefit of Maker.

6.	Default and Remedies.     The occurrence of any of the
following events constitutes a "Default" :

(a)	The nonpayment within ten (10) days after
Maker's receipt of a written notice from Lender of Lender's failure to receive any principal under this Note or any other liability, obligation, or indebtedness owing from Maker to Lender, whether at maturity, by acceleration, or otherwise;

(b)	A breach by Maker of any representation,
warranty, or covenant contained in this Note or any other agreement between Maker and Lender;

(c)	The death, incapacity, dissolution,
termination or existence, insolvency,
business failure of either Maker, or
appointment of a receiver, custodian, or trustee for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against either Maker; or

(d)	The occurrence of a default under the
Mortgage or any other agreement given by maker to Lender as security for the indebtedness evidenced hereby.


Upon the occurrence of a Default, and at any time thereafter, Lender, at its option and may accelerate and declare all of the liabilities, obligations, and indebtedness due Lender, including this Note, to be immediately due and payable without demand, notice, or presentment, and may exercise any other remedy available to it under the Mortgage or any other agreement given by Maker to Lender. Further, Lender shall then have all of the rights and remedies of a secured party under the Uniform Commercial Code, as adopted by the State of Florida, and additionally shall have all other rights and remedies permitted at law or in equity. In the event any payment due hereunder from Maker is not made within the applicable cure period, interest shall accrue after the expiration of such applicable cure period on the outstanding payments at the highest legal rate allowed from time to time by applicable law.

7.	Payment of Costs.     Maker shall pay all costs
incurred by the holder of this Note in enforcing or collecting this Note and enforcing such agreement executed in connection with this Note (including the Mortgage or any other agreement under which real or personal property is pledged as security for this
Note), including, without limitation, all reasonable attorneys' fees, costs, and expenses incurred in all matters of interpretation, enforcement, and collection, before, during, and after demand, suit proceeding, trial, appeal, and post-judgment collection efforts as well as all costs and fees incurred by the holder of this Note in connection with any bankruptcy, reorganization, or similar proceeding
(including efforts to obtain relief from any stay) if Maker or any other person or entity liable for the indebtedness represented by this Note becomes involved in any bankruptcy, reorganization, or similar proceeding.

8.	Waiver and Consents.     Maker and every other person
liable at any time for payment of this Note waives presentment, protest, notice of protest, and notice of dishonor. Maker expressly consents to all extensions and renewals of this Note (as a whole or in part) and all delays in time or payment or other performance under this Note that the holder of this Note grants at any time and from time to time, without limitation and without any notice to or further consent of maker.
Maker agrees that its obligations under this Note are independent of the obligation of any other maker or other person or entity that now or later is obligated to pay this Note. Maker also agrees that Lender may release any security for or any other obligor of this Note or waive, extend, alter, amend, or modify this Note or otherwise take any action that varies the risk of maker without releasing or discharging Maker from Maker's obligation to repay this Note.

9.	Venue.     Maker further agrees that venue for each
action, suit, or other legal proceeding arising under or relating to this Note or any agreement security of related to this Note shall be the County or Circuit
Court located in Hillsborough County, Florida, or the Federal District Court for the Middle District of
Florida, Hillsborough County, Florida, and Maker hereby waives any right to sue or to be sued in any other county in Florida or any other state.

10.	Modification.     This Note may not be modified or
terminated orally, but only by agreement or discharge in writing and signed by Lender. Any forbearance of Lender in exercising any right or remedy hereunder, under the Mortgage or under any other loan document relating to this transaction shall not be a waiver of or precluded the exercise of any right or remedy.
Acceptance by Lender of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Lender's right to either require prompt payment when due of all other sums payable hereunder or to declare a default for the failure to make prompt payment in the future.

11.	Successors and Assigns.     Whenever Lender is
referred to in this Note, such reference shall be deemed to include the successors and assigns of Lender, including, without limitation, any subsequent assignee or holder of this Note, and all covenants, provisions, and all agreements by or on behalf of Maker and any endorsers, and sureties hereof which are contained herein shall inure to the benefit of the successors and assigns of Lender.

12.	Corrective Documentation.     For and in consideration
of the funding or renewal of the indebtedness evidenced hereby, Maker further agrees to cooperate with Lender and to re-execute any and all documentation relating to the loan evidenced by this Note which is deemed necessary or desirable in Lender's discretion, in order to correct or adjust any clerical errors or omissions contained in any document executed in connection with the loan evidenced by this Note.

13.	Miscellaneous.     The headings preceding the text of
sections of this Note have been inserted solely for convenience of reference and do not limit or affect the meaning, interpretation, or effect of this Note or the sections. The validity, construction, interpretation and enforceability of this Note are governed by the laws of the State of Florida, excluding its laws relating to the resolution of conflicts of laws of different jurisdictions. Each required notice, consent, or approval, if any, under this Note will be valid only if it is given in writing
(or sent by telex, telegram, or telecopy and promptly confirmed in writing) and addressed by the sender to the recipient's address that is listed in this Note or to such other addresses as either party may designate by written notice to the other party. A validly given notice, consent, or approval will be effective (i) on receipt of hand delivery to the recipient, (ii) seven
(7) days after having been deposited in the United
States mail, certified or registered, return receipt requested, sufficient postage affixed or prepaid, or
(iii) one (1) business day after it is deposited with an expedited, overnight courier service (such as, by way of example but not limitation, U.S. Express Mail or Federal Express). These notice provisions apply only if a notice is required by this Note. They do not apply if no notice is required by this Note. This
Note is not assignable by Maker.


Shells Seafood Restaurants, Inc.,
A Delaware corporation

By: /s/ Leslie J. Christon
            President


Corporate Seal
 (Affix Seal)


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